Exhibit 99.1

NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PKPL
FRANKFURT: 3P2

Park Place Energy Corp. Provides Corporate Update

Vancouver, British Columbia May 18, 2010 - Park Place Energy Corp. ("Park Place" or "the Company") announces that the company has sold 50% of its working interest in 80 acres of land located in western Saskatchewan, bringing its position in the property to a 25% working interest.

Under the agreement, with a private company, the portion of the Company's working interest was sold in consideration for an aggregate of 750,000 shares at a deemed price of CAD$0.10 per share for an aggregate deemed consideration of approximately CAD$75,000.

As announced February 3, 2010 Park Place Energy has also tendered a bid on a significant oil and gas Exploration and Development property within the European Union. Company officials will be in Europe over the coming weeks to meet with local Government officials with respect to the bid.

About Park Place

Park Place Energy Corp. is a North American oil and gas exploration company that is participating in high impact shale gas opportunities. The Company has assets in North Western Alberta and Saskatchewan that it is committed to developing. As well Park Place is committed to the acquisition of additional blue-sky shale gas opportunities. Park Places management is focused on optimizing profitability and enhancing shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 685 0076

Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.